News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS

NASHVILLE, Tenn. (March 8, 2012) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 52-week periods ended January 28, 2012.

Net sales, including gift card breakage revenue, for the 13-week period ended January 28, 2012, increased 6.8% to $149.1 million compared with $139.6 million for the 13-week period ended January 29, 2011. Comparable store sales for the fourth quarter of fiscal 2011 increased 1.4% compared with a decrease of 7.9% in the prior-year quarter. E-commerce sales entered the base of comparable stores during December 2011, and contributed 80 basis points to the overall comparable store sales increase for the fourth quarter. The Company opened 11 stores and closed 3 during the fourth quarter of 2011, bringing the total number of stores to 309 as of quarter’s end.

Net sales, including gift card breakage revenue, for the 52-week period ended January 28, 2012, increased 3.6% to $430.3 million compared with $415.3 million for the 52-week period ended January 29, 2011. Comparable store sales for fiscal 2011 decreased 4.0% compared with a 0.5% decrease in fiscal 2010. The Company opened 34 stores and closed 25 during fiscal 2011.

The Company reported net income of $15.2 million, or $0.78 per diluted share, for the fourth quarter of fiscal 2011 compared with net income of $14.4 million, or $0.70 per diluted share, for the fourth quarter of fiscal 2010. For fiscal 2011, the Company reported net income of $19.1 million, or $0.95 per diluted share, compared with net income of $26.4 million, or $1.28 per diluted share, in the prior-year period.

During the fourth quarter of fiscal 2011, the Company recorded a pre-tax gain in the amount of $1.2 million related to a change in the estimate of its loyalty program accrual due to the termination of the agreement with its private-label credit card service provider. This gain is included within cost of sales on the consolidated condensed statements of income. During the fourth quarter of fiscal 2010, the Company’s income tax expense included a net benefit of $0.8 million related to an adjustment to the Company’s prior-year income tax provision partially offset by an adjustment to the state tax rate applied to the Company’s deferred tax assets.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “Consistent with our pre-announcement in early February, we finished the fourth quarter on an encouraging note. We returned to positive comparable store sales and eclipsed our original earnings estimates, while making strong progress on our share repurchase plan. The positive sales trends experienced during the fourth quarter continued through February and, combined with our store growth plans and continued acceleration in e-commerce sales, suggest moderate but steady improvement in our business for fiscal 2012.”

Stock Repurchase Plan
During the fourth quarter of fiscal 2011, the Company repurchased 1,194,992 shares of common stock for a total of $15.4 million, or an average price of $12.90 per share. Since the inception of the repurchase

-MORE-

2501 McGavock Pike, Suite 1000 ¦ Nashville, Tennessee 37214 ¦ (615) 872-4800

KIRK Reports Fourth Quarter and Fiscal 2011 Results

March 8, 2012

plan, the Company has repurchased 2,117,066 shares of common stock for a total of $24.6 million, or an average price of $11.61 per share. The Company has $15.4 million remaining under its repurchase authorization. As of January 28, 2012, the Company had 18.4 million shares of common stock outstanding.

Fiscal 2012 Performance Goals

Store Growth: For the 53-week period ending February 2, 2013 (“fiscal 2012”), the Company expects to open 35 to 45 new stores and close approximately 25 stores. This expected unit growth of approximately 3% to 6% would represent an increase in square footage of approximately 9% to 13%. New store openings will be weighted more toward the second half of the year, while closings will be weighted more toward the first half.

Sales:
The Company expects total sales for fiscal 2012 to increase in the range of 10% to 12% compared with fiscal 2011. This expectation for total sales growth reflects the additional week in the retail calendar for Fiscal 2012. This level of sales growth would imply comparable store sales of flat to slightly positive for the fiscal year, excluding the impact of the additional week of sales.

Margins:
Based on the current outlook, the Company expects operating margin in fiscal 2012 to be approximately equal to that of fiscal 2011 with continued benefits from lower inbound freight costs –
particularly in the first half of the year – and improved
merchandise performance, offset slightly by an expected increase in fuel costs impacting outbound transportation, a planned
increase in marketing expenses, as well as investments in
additional personnel in key areas of the business to support the
Company’s growth plans and technology investments.

Earnings:
Based on the above assumptions, the Company expects earnings per share for fiscal 2012 to be in the range of $1.10 to $1.15. The
Company expects its effective tax rate for fiscal 2012 to range between 38% and 38.5%.

Cash Flow:
Excluding activity under the Company’s share repurchase program, the Company expects to again generate positive cash flow in fiscal
2012. Capital expenditures in fiscal 2012 are estimated to range between $29 million and $32 million.

First Quarter Fiscal 2012 Outlook
The Company issued guidance for the first quarter ending April 28, 2012, of net income of $0.11 to $0.14 per diluted share. Net sales are expected to be $98 million to $100 million, with comparable store sales flat to slightly positive. The Company expects to open approximately 5 stores and close approximately 15 stores during the quarter.

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call today, at 11:00 a.m. ET to discuss its results of operations for the fourth quarter of fiscal 2011. The number to call for the interactive teleconference is (212) 231-2919. A replay of the conference call will be available through Thursday, March 15, 2012, by dialing (402) 977-9140 and entering the confirmation number, 21575913.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=84811 on March 8, 2012, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

-MORE-

KIRK Reports Fourth Quarter and Fiscal 2011 Results

March 8, 2012

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 299 stores in 30 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2011. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

-MORE-

KIRK Reports Fourth Quarter and Fiscal 2011 Results

March 8, 2012

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	13-Week Period Ended
	January 28,	January 29,
	2012	2011
Net sales	$149,110	$139,606
Cost of sales	84,982	80,521

Gross profit	64,128	59,085
Operating expenses:
Operating expenses	36,551	33,371
Depreciation	3,522	3,523

Operating income	24,055	22,191
Other income, net	64	46

Income before income taxes	24,119	22,237
Income tax expense	8,941	7,855

Net income	$15,178	$14,382

Earnings per share:
Basic	$0.80	$0.72

Diluted	$0.78	$0.70

Shares used to calculate earnings per share:
Basic	19,037	19,902

Diluted	19,413	20,549

-MORE-

KIRK Reports Fourth Quarter Fiscal 2011 Results

March 8, 2012

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	52-Week Period Ended
	January 28,	January 29,
	2012	2011
Net sales	$430,285	$415,300
Cost of sales	261,091	244,764

Gross profit	169,194	170,536
Operating expenses:
Operating expenses	126,279	115,745
Depreciation	12,410	12,817

Operating income	30,505	41,974
Other income, net	65	194

Income before income taxes	30,570	42,168
Income tax expense	11,455	15,737

Net income	$19,115	$26,431

Earnings per share:
Basic	$0.97	$1.33

Diluted	$0.95	$1.28

Shares used to calculate earnings per share:
Basic	19,707	19,855

Diluted	20,227	20,578

-MORE-

KIRK Reports Fourth Quarter Fiscal 2011 Results

March 8, 2012

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	January 28, 2012	January 29, 2011
ASSETS
Current assets:
Cash and cash equivalents	$83,123	$91,222
Inventories, net	47,306	44,452
Deferred income taxes	1,657	3,528
Other current assets	7,784	7,468

Total current assets	139,870	146,670
Property and equipment, net	60,315	46,231
Non-current deferred income taxes	1,108	1,440
Other assets	1,296	736

Total assets	$202,589	$195,077

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,592	$20,236
Income taxes payable	3,146	1,289
Other current liabilities	21,805	24,364

Total current liabilities	46,543	45,889
Deferred rent and other long-term liabilities	38,384	30,899

Total liabilities	84,927	76,788

Net shareholders’ equity	117,662	118,289

Total liabilities and shareholders’ equity	$202,589	$195,077

-MORE-

KIRK Reports Fourth Quarter Fiscal 2011 Results

March 8, 2012

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	52-Week Period Ended
	January 28, 2012	January 29, 2011
Net cash provided by (used in):
Operating activities	$41,765	$36,700
Investing activities	(26,652)	(22,596)
Financing activities	(23,212)	706

Cash and cash equivalents:
Net increase (decrease )	(8,099)	14,810
Beginning of period	91,222	76,412

End of period	$83,123	$91,222

-END-